    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 1995
                                                       REGISTRATION NO. 33-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------
                                NEORX CORPORATION
             (Exact name of registrant as specified in its charter)

       WASHINGTON                                       91-1261311
(State of Incorporation)                 (I.R.S. Employer Identification Number)

                            410 WEST HARRISON STREET
                            SEATTLE, WASHINGTON 98119
                                 (206) 281-7001
   (Address and telephone number of registrant's principal executive offices)

                         JEFFREY J. MILLER, PH.D., J.D.
                              SENIOR VICE PRESIDENT
              BUSINESS DEVELOPMENT AND LEGAL AFFAIRS, AND SECRETARY
                            410 WEST HARRISON STREET
                            SEATTLE, WASHINGTON 98119
                                 (206) 281-7001
            (Name, address and telephone number of agent for service)

                            -------------------------

                                   Copies to:
                                Stephen A. McKeon
                               Wm. Kenneth McGraw
                                  Perkins Coie
                          1201 Third Avenue, 40th Floor
                         Seattle, Washington 98101-3099
                                 (206) 583-8888

                            -------------------------
                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
                   TO THE PUBLIC: FROM TIME TO TIME AFTER THIS
                    REGISTRATION STATEMENT BECOMES EFFECTIVE.

                            -------------------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                           -----------------

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                     ------------------------------------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            -------------------------

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================================
   TITLE OF SHARES TO          AMOUNT TO BE          PROPOSED MAXIMUM           PROPOSED MAXIMUM              AMOUNT OF
      BE REGISTERED             REGISTERED          OFFERING PRICE PER         AGGREGATE OFFERING         REGISTRATION FEE
                                                         UNIT(1)                    PRICE(1)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.02 par           650,000                 $6.8125                   $4,428,125                  $1,527
value per share
===============================================================================================================================


         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  Subject to Completion, dated October 3, 1995

PROSPECTUS

                                  COMMON STOCK

                                NEORX CORPORATION

         NeoRx Corporation (the "Company") may from time to time offer in the manner described herein up to 650,000 shares of its common stock, $.02 par value per share (the "Common Stock").

                           --------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                           --------------------------

         The Company may sell the Common Stock in the over-the-counter market in ordinary brokerage transactions, in privately negotiated sales, or to or through underwriters or agents. See "Plan of Distribution." If the Company sells the Common Stock to or through underwriters or agents, or if sales occur at other than prevailing market prices, additional information with respect to such sales will be provided in an accompanying Prospectus Supplement.

                           --------------------------

                The date of this Prospectus is __________ , 1995

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copies obtained (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Such reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933. as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the Commission's rules and regulations. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. The statements in this Prospectus as to the contents of any agreement or other document of which a copy is filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission incorporated herein by reference are qualified in their entirety by reference thereto.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to: NeoRx Corporation, 410 West Harrison Street, Seattle, Washington 98119, Attention: Investor Relations.

         The following documents filed with the Commission by the Company are incorporated by reference into this Prospectus:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

         (2) The Company's Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 1995 and June 30, 1995; and

         (3) The description of the capital stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on March 21, 1988.

All documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified, superseded or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.

                           --------------------------
         The Company's principal offices are located at 410 West Harrison Street, Seattle, Washington 98119, and its telephone number is (206) 281-7001.

                                  RISK FACTORS

         Prospective purchasers should carefully consider the risk factors set forth below as well as the other information set forth in this Prospectus before purchasing the Common Stock offered hereby.

EARLY STAGE OF PRODUCT DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY

         To date, substantially all of the Company's revenues have consisted of payments received under agreements with corporate partners and from government research contracts, none of which provide for material future funding. The Company has received no revenues to date from product sales and does not expect regulatory approval for commercial sales of lung cancer imaging products earlier than late 1995 and does not expect to seek U.S. regulatory approval for sales of its cancer and anti-restenosis treatment products before 1998. The Company's current research and development activities are focused primarily on its proposed therapeutic products, which are in an early stage of development. Although in preclinical studies the Company's pretargeting technology has shown promise for the treatment of cancer tumors in animals, the Company initiated a Phase I dose escalation study in humans in mid-1994. Results obtained in preclinical studies are not necessarily indicative of results that will be obtained in human clinical trials. The Company's proposed therapeutic products for the prevention of restenosis are also in an early stage of development. In addition, the Company's potential products will require significant additional research and development and extensive clinical testing prior to commercial use. There can be no assurance that these potential products will be successfully developed into drugs that can be administered to humans or that any such drugs or related therapies will prove to be safe and effective in clinical trials or cost-effective to manufacture. Further, these potential products may prove to have undesirable and unintended side effects that may prevent or limit their commercial use.

HISTORY OF LOSSES; NEED FOR ADDITIONAL FUNDS

         The Company has been unprofitable since inception and expects to incur additional operating losses over the next several years. These operating losses may fluctuate from period to period. For the period from February 13, 1984 (the Company's inception) to June 30, 1995, the Company incurred net losses aggregating $99.5 million. The Company's existing capital resources and interest income thereon are currently expected to be sufficient to fund the Company's operations through 1996. The Company's actual expenditures will depend on numerous factors, including results of research and development activities, clinical trials, the levels of resources that the Company devotes to establishing and expanding marketing and manufacturing capabilities, competitive and technological developments and the timing and cost of relationships with parties to collaborative agreements. The Company will require substantial additional funds to complete the development of its therapeutic products. Adequate funds for these purposes, whether through additional financings, collaborative arrangements with corporate sponsors or other sources, may not be available when needed or on terms favorable to the Company. If existing funds are raised by issuing equity securities, purchasers of the securities issued hereunder may suffer immediate and substantial dilution.

DEPENDENCE ON SUPPLIERS

         The Company depends on the timely delivery from suppliers of certain materials and services. In connection with its research, preclinical development and clinical trials, the Company has periodically experienced interruption in the supply of monoclonal antibodies, including the loss in 1990 of its former sole supplier of the antibody used in the Company's cancer imaging products. Interruptions in these and other supplies could occur in the future. The Company will need to develop sources for commercial quantities of yttrium-90, and the antibody used in its proposed cancer therapeutic products. The catheter used to deliver the Company's proposed anti-restenosis products has not yet been approved for sale by the Food and Drug Administration (the "FDA") and commercial use of such catheter depends on receiving such approval. In addition, the Company depends on the supply of such catheter from its manufacturer, and there can be no assurance that such manufacturer will provide a timely and adequate supply of such catheters to the Company. Any failure by such manufacturer to timely and adequately supply such catheters would have a material adverse effect on the Company's ability to commercialize these products.

DEPENDENCE ON OTHERS FOR COMMERCIAL MANUFACTURING AND MARKETING

         The Company has no manufacturing facilities for commercial production of its products under development. The Company also has no experience in sales, marketing or distribution. The Company's strategy for commercialization of its products requires entering into various arrangements with corporate collaborators, licensors, licensees and others to manufacture, distribute and market its products. The Company will depend on the success of these outside parties in performing their responsibilities. Although the Company believes that parties to its existing and any future arrangements will have an economic motivation to successfully perform their contractual responsibilities, the amount and timing of resources to be devoted to these activities are not within the Company's control. There can be no assurance that such parties will perform their obligations as expected, that the Company will derive any revenues from such arrangements or that the Company's reliance on others for manufacturing products will not result in unforeseen problems with product supply. The Company entered into agreements with Boehringer Ingelheim International GmbH ("Boehringer Ingelheim") and DuPont Merck Pharmaceutical Company ("DuPont Merck") under which Boehringer Ingelheim has worldwide manufacturing rights and non-North American marketing rights to the Company's VersaLuma (formerly OncoTrac) lung cancer imaging products and DuPont Merck has exclusive North American rights to market these products. The Company intends to seek collaborative partners to assist in developing, manufacturing and marketing the Company's therapeutic products under development. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future or that its current or future collaborative arrangements will be successful.

COMPETITION

         Cancer imaging and therapy and anti-restenosis product development is highly competitive. There are numerous competitors that are developing products to detect, stage or treat each of the diseases for which the Company is seeking to develop products. Some competitors have adopted product development strategies similar to the Company's approach of targeting cancer cells by linking radionuclides to monoclonal antibodies. Many emerging companies have corporate partnership arrangements with large, established companies to support research, development and commercialization efforts of products that may be competitive with those being developed by the Company. In addition, a number of established pharmaceutical and chemical companies are developing proprietary technologies or have enhanced their capabilities by entering into arrangements with, or acquiring, companies with proprietary monoclonal antibody-based technology or other technologies applicable to the imaging or treatment of cancer and restenosis. Many of the Company's existing or potential competitors have or have access to substantially greater financial, research and development, marketing and production resources than those of the Company and may be better equipped than NeoRx to develop, manufacture and market competing products. The Company's competitors may develop and introduce products that are more effective than those of the Company or that would render the Company's technology and products under development less competitive, uneconomical or obsolete.

TECHNOLOGICAL UNCERTAINTIES REGARDING HUMAN IMMUNE RESPONSE TO FOREIGN PROTEINS

         The Company's Avicidin cancer therapy product currently in Phase I/II clinical testing uses a monoclonal antibody of murine (mouse) origin coupled to streptavidin, a protein of bacterial origin. Murine antibodies appear as foreign proteins to the human immune system, which develops its own antibody in response to the murine antibody. This so-called "human anti-mouse antibody" response, or "HAMA," or the "human anti-streptavidin antibody" response, or "HASA," may limit the number of doses that may be safely or effectively administered to a patient, thereby limiting a product's efficacy. The Company believes that humanized antibodies may reduce HAMA and that chemical modification of streptavidin may reduce HASA. Gene cloning technology permits splicing of human and murine antibody portions together, thereby yielding humanized molecules. Although the Company has produced a humanized version of the murine antibody used in Avicidin, the Company has not utilized such humanized antibody in preclinical or clinical trials to date, and there can be no assurance that such humanized antibody would reduce the extent to which HAMA or HASA may limit the effectiveness of the Company's cancer therapeutic products or that the Company will successfully be able to commercialize products incorporating the humanized antibody.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

         The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions, and currently no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Products and processes important to NeoRx are subject to this uncertainty. Accordingly, there can be no assurance that the Company's patent applications will result in additional patents being issued or that, if issued, patents will afford protection against competitors with similar technology, nor can there be any assurance that any patents issued to the Company will not be infringed by or designed around by others or that others will not obtain patents that the Company would need to license or design around. Moreover, the technology applicable to the Company's products is developing rapidly. Research institutes, universities and biotechnology companies, including the Company's competitors, have filed applications for, or have been issued, numerous patents and may obtain additional patents and proprietary rights relating to products or processes competitive with or relating to those of the Company. The scope and validity of such patents, the extent to which the Company may be required to obtain licenses thereunder or under other proprietary rights and the cost and availability of licenses are unknown. To the extent licenses are required, there can be no assurance that they will be available on commercially reasonable terms, if at all. The Company also relies on unpatented proprietary technology. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques, that others will not otherwise gain access to the Company's proprietary technology, or disclose such technology, or that the Company can meaningfully protect its rights in such unpatented proprietary technology.

DELAYS AND COSTS RESULTING FROM GOVERNMENTAL REGULATION

         The manufacture and marketing of the Company's products and its research and development activities are subject to regulation for safety, efficacy and quality by numerous governmental authorities in the United States and other countries. Clinical trials, manufacturing and marketing of products are subject to the rigorous testing and approval processes of the FDA and equivalent foreign regulatory authorities. Clinical trials and regulatory approval can take a number of years to accomplish and require the expenditure of substantial resources. There can be no assurance that clinical trials will be started or completed successfully within any specified time period. Delays in approval can occur for a number of reasons, including the Company's failure to obtain necessary supplies of monoclonal antibodies or other materials or to obtain a sufficient number of available patients to support the claims necessary for regulatory approval. There can be no assurance that requisite FDA approvals will be obtained on a timely basis, if at all, or that any approvals granted will cover all the clinical indications for which the Company may seek approval. Boehringer Ingelheim filed a Product License Application ("PLA") and an Establishment License Application with the FDA for approval to manufacture and market VersaLuma in March 1994. The FDA completed its review of the VersaLuma PLA, and, in March 1995, Boehringer Ingelheim submitted a response to the FDA's questions and information requests resulting from this review. The Company's business would be adversely affected by delays in FDA approval of the manufacture and marketing of this product by Boehringer Ingelheim or by failure of the FDA to grant such approval. Delays or failure to obtain regulatory approval would adversely affect or prevent the marketing of products developed by the Company and its ability to receive royalty or other product revenues. The manufacture and marketing of drugs are subject to continuing FDA review and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions, including withdrawal of the product from the market. Marketing the Company's products abroad will require similar regulatory approvals and is subject to similar risks. In addition, the Company is unable to predict the extent of adverse governmental regulations that might arise from future U.S. or foreign governmental action.

RISK OF PRODUCT LIABILITY

         The testing, manufacturing, marketing and sale of human healthcare products under development by the Company entail an inherent risk that product liability claims will be asserted against the Company. Although the Company is insured against such risks up to a $10 million annual aggregate limit in connection with human clinical trials and commercial sales of its products under development, there can be no assurance that the Company's present product liability insurance is adequate. A successful product liability claim in excess of the Company's insurance coverage could have a material adverse effect on the Company and may prevent the Company from obtaining adequate product liability insurance in the future on commercially reasonable terms. In addition, there can be no assurance that product liability coverage will continue to be available in sufficient amounts or at an acceptable cost.

UNCERTAINTY OF PHARMACEUTICAL PRICING, HEALTHCARE REFORM AND REIMBURSEMENT

         The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of healthcare through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to governmental control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar governmental control. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. Even in the absence of statute, market forces are changing the healthcare sector. The Company cannot predict the effect healthcare reforms may have on its business, and there can be no assurance that any such reforms will not have a material effect on the Company. Further, to the extent that such proposals or reforms have a material adverse effect on the business, financial condition and profitability of other pharmaceutical companies that are prospective collaborators for certain of the Company's potential products, the Company's ability to commercialize its products under development may be adversely affected. In addition, in both the United States and elsewhere, sales of prescription pharmaceuticals depend in part on the availability of reimbursement to the consumer from third-party payors, such as governmental and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to market, there can be no assurance that these products will be considered cost-effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis.

RELIANCE ON KEY PERSONNEL

         The Company's success will depend in part on the efforts of certain key scientists and management personnel. Because of the specialized nature of the Company's business, the Company's ability to maintain its competitive position will depend in part on its ability to attract and retain qualified personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to hire sufficient qualified personnel on a timely basis or retain such personnel. The loss of key management or scientific personnel could have an adverse effect on the Company's business.

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS; HAZARDOUS MATERIALS

         The Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes in connection with its research and development activities and its manufacturing of clinical trial materials. Although the Company believes that it has complied with these laws and regulations in all material respects, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental and health and safety regulations in the future. The Company's research and development and clinical manufacturing processes involve the controlled use of small amounts of hazardous and radioactive materials. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the Company's resources.

POSSIBLE VOLATILITY OF THE PRICE OF THE COMMON STOCK

         The market price of the Common Stock may be highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, governmental regulation, results and timing of clinical trials, sales by existing stockholders, regulatory approvals or developments relating to corporate alliances or patent or proprietary rights may have a significant impact on the market price of the Common

Stock. In addition, general market price declines, volatility or share illiquidity in the future could adversely affect the market price of the Common Stock.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Common Stock offered hereby will be added to the Company's working capital and will be available for research and product development activities, including preclinical studies and clinical trials, and other general corporate purposes.

                                    DIVIDENDS

         The Company has never paid dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock for the foreseeable future. In addition, under the terms of its $2.4375 Convertible Exchangeable Preferred Stock, Series 1, cash dividends on the Common Stock may not be paid unless full cumulative dividends on such preferred stock have been paid.

                          DESCRIPTION OF CAPITAL STOCK

         The Company is authorized to issue 60,000,000 shares of Common Stock, $.02 par value per share, and 3,000,000 shares of Series Preferred Stock, $.02 par value per share.

COMMON STOCK

         The holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of security holders, except that in elections of directors shareholders are entitled to cumulate votes by multiplying the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. The holders of Common Stock are entitled to receive ratably such dividends as are declared by the Company's Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock have the right to a ratable portion of assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Series Preferred Stock. The holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities and are not subject to future calls or assessments by the Company. All outstanding shares of Common Stock are, and the shares issuable upon conversion of the Series Preferred Stock, upon conversion of debentures upon issuance and exchange, and upon exercise of warrants will be, fully paid and nonassessable. At August 30, 1995, there were approximately 13.5 million shares of Common Stock outstanding held of record by approximately 1,300 holders.

TRANSFER AGENT

         The transfer agent and registrar for the Common Stock is First Interstate Bank of Washington, N.A.

SERIES PREFERRED STOCK

         The Company is authorized to issue 3,000,000 shares of Series Preferred Stock, par value $.02 per share, of which 208,000 shares of its $2.4375 Convertible Exchangeable Preferred Stock, Series 1 (the "Preferred Stock"), is outstanding. If declared by the Company's Board of Directors, holders of Preferred Stock are entitled to receive an annual cash dividend of $2.4375 per share, payable on June 1 and December 1. Dividends are cumulative. Each share of Preferred Stock is convertible into approximately 1.14 shares of Common Stock, subject to adjustment in certain events. The Preferred Stock is redeemable at the Company's option at certain redemption prices, initially $27.44 per share, reducing to $25.00 per share by 1999. The holders of Preferred Stock have no voting rights, except in limited circumstances. The Board of Directors may, without further action by the Company's shareholders, issue additional Series Preferred Stock in one or more series and fix all the rights and preferences thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series.

WARRANTS

         The Company at September 8, 1995 had outstanding 1,634,907 Common Stock purchase warrants which have been registered for resale with the Commission. Every four such warrants entitle the registered holder thereof to purchase one share of Common Stock at an exercise price of $5.3125. Such warrants will be exercisable from October 25, 1995 through April 25, 1998. Additionally, in conjunction with an agreement with Boehringer Ingelheim International GmbH ("BI"), the Company issued BI warrants to purchase shares of the Company's Common Stock. At September 8, 1995, 625,000 of such warrants were outstanding. These warrants are exercisable through September 1997. 375,000 of such warrants entitle the registered holder thereof to purchase shares of Common Stock at an exercise price of $21.12 per share. 250,000 of such warrants entitle the registered holder thereof to purchase shares of Common Stock at an exercise price of $15.84 per share.

         The exercise price and, in some cases, the number of shares of Common Stock issuable upon exercise of the warrants will be appropriately adjusted in the event of stock splits, stock combinations, rights offerings or stock or other dividends involving the Common Stock. Fractional shares will not be issued upon exercise of the warrants and, in lieu thereof, a cash adjustment based on the fair market value of the Common Stock as reported on the Nasdaq National Market (or as reported on a national securities exchange, if applicable) on the date of exercise will be made. In case of any reclassification or capital reorganization, or in case of any consolidation or merger of NeoRx with or into another corporation or any sale, lease or transfer to another corporation of all or substantially all the assets of NeoRx, the holder of each of the outstanding warrants will have the right, upon subsequent exercise of a warrant, to purchase the kind and amount of shares of stock or other securities and property receivable upon such reclassification, capital reorganization, consolidation, merger, sale, lease or transfer by a holder of the number of shares of Common Stock that might have been received upon the exercise of such warrant immediately prior thereto, and the exercise price will be appropriately adjusted. The warrants do not confer on the holder any voting or preemptive rights, or any other rights as a stockholder of NeoRx.

ANTITAKEOVER PROVISIONS

         Certain provisions of the Company's Restated Articles of Incorporation and Bylaws, as well as the Washington Business Corporation Act, could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, control of the Company without approval of the Company's Board of Directors. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of such provisions allow the Board of Directors to authorize the issuance of preferred stock with rights superior to those of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Series Preferred Stock issued in the future. The issuance of additional Series Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a party to acquire, or discourage a party from acquiring, a majority of the Company's outstanding voting stock. The Company is also subject to the provisions of Chapter 23B.19 of the Washington Business Corporation Act, which generally prohibits any "significant business transactions" within five years of the date a person acquires 10% or more of the outstanding voting shares of a Washington corporation unless the transaction or the acquisition is approved prior to the acquisition date by a majority of a corporation's then board of directors. In addition, the Company is subject to the "fair price" provisions of Chapter 23B.17 of the Washington Business Corporation Act, which generally prohibits "interested shareholder transactions" (such as a merger, sale of assets or liquidation) with a person who beneficially owns 20% or more of a corporation's outstanding voting securities, unless approved by a majority vote of disinterested directors or a two-thirds vote of disinterested shareholders.

                              PLAN OF DISTRIBUTION

         The Company may sell Common Stock from time to time in transactions in the over-the-counter market through Nasdaq, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Company may also sell the Common Stock to one or more underwriters for public offering and sale by them or may sell Common Stock to investors or other persons directly or through agents. Any such underwriter or agent involved in the offer and sale of the Common Stock, and any sales at other than prevailing market prices, will be described in an applicable Prospectus Supplement.

         Underwriters may offer and sell the Common Stock at a fixed price or prices, which may be changed, or at prices relating to prevailing market prices or at negotiated prices. The Company may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Common Stock upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Common Stock, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Common Stock for whom they may act as agent. Underwriters may sell Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent. The Company may sell the Common Stock in the over-the-counter market in ordinary brokerage transactions and may pay customary brokerage commissions on such sales.

         Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Common Stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Common Stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                 LEGAL OPINIONS

         The validity of the Common Stock offered hereby has been passed upon for the Company by Perkins Coie, Seattle, Washington.

                                     EXPERTS

         The financial statements of the Company incorporated by reference in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              --------------------



                                                PAGE

Available Information.......................      2
Incorporation of Certain Documents
   by Reference.............................      2
Risk Factors................................      3
Use of Proceeds.............................      7
Dividends...................................      7
Description of Capital Stock................      7
Plan of Distribution........................      9
Legal Opinions..............................      9
Experts.....................................      9

                 NEORX CORPORATION

                    COMMON STOCK

                 P R O S P E C T U S

                  __________, 1995

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses of the registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount and commissions (all amounts are estimated except the Securities and Exchange Commission registration fee).

Securities and Exchange Commission registration fee..........................        $  1,527
Nasdaq issuance fee..........................................................          13,000
Blue Sky fees and expenses...................................................           5,000
Legal fees and expenses......................................................          10,000
Accountants' fees and expenses...............................................           1,000
Miscellaneous expenses.......................................................           1,473
                                                                                     --------
         Total...............................................................         $32,000
                                                                                     ========

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Washington Business Corporation Act, Sections 23B.08.510 and 23B.08.570, gives the registrant the power to indemnify directors, officers, employees and agents of the registrant and those serving at the registrant's request in similar positions in any other corporation, partnership, joint venture, trust or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1993, as amended (the "Securities Act"). The registrant's Restated Articles of Incorporation and Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Washington Business Corporation Act. In addition, the registrant has obtained directors' and officers' liability insurance.

         Reference is also made to the Underwriting Agreement (Exhibit 1.1), which provides for indemnification by the underwriter and the Company and its directors and officers.

ITEM 16.   EXHIBITS

   Number   Description
   ------   -----------

      3.1   Restated Articles of Incorporation of the registrant*

      3.2 Amendment to the Restated Articles of Incorporation filed with the Washington Secretary of State on March 15, 1990***

      3.3 Articles of Amendment, dated November 6, 1991, to Restated Articles of Incorporation****

      3.4   Bylaws, as amended, of the registrant***

      4.1 Form of Indenture, dated as of June 1, 1989, between NeoRx Corporation and First Interstate Bank of Washington, N.A., as trustee**

      4.2 Statement of Rights and Preferences relating to Convertible Exchangeable Preferred Stock, Series 1, par value $.02 per share***

      5.1 Opinion of Perkins Coie as to the legality of the securities being registered

      10.1A 1984 Stock Option Plan, as amended***

      10.1B 1994 Stock Option Plan+

      10.2 Option and Development Agreement, dated September 5, 1985, between NeoRx Corporation and Merck-Frosst Canada Inc.*

      10.3 Amendment, dated May 4, 1989, to Option and Development Agreement between NeoRx Corporation and Merck-Frosst Canada Inc.**

      10.4 Lease Agreement for 410 West Harrison facility, dated May 16, 1986, between NeoRx Corporation and Stephen C. Gaither*

      10.5 Exercise of option to renew lease agreement for 410 West Harrison facility for five years, beginning June 1, 1991****

      10.6 Distribution and Sales Representative Agreement, dated June 13, 1988, between NeoRx Corporation and Mallinckrodt Medical, Inc.*

      10.7  Form of Executive Officers Employment Agreement***

      10.8  1991 Stock Option Plan for Non-Employee Directors*****

      10.9  1991 Restricted Stock Option Plan*****

      10.10 Stock and Warrant Purchase Agreement, dated as of September 11, 1992, between NeoRx Corporation and Boehringer Ingelheim International GmbH*****

      10.11 Amendment to Stock and Warrant Purchase Agreement, dated as of September 17, 1992, between NeoRx Corporation and Boehringer Ingelheim International GmbH******

      10.12 Second Amendment to Stock and Warrant Purchase Agreement, dated as of September 29, 1993, between NeoRx Corporation and Boehringer Ingelheim International GmbH******

      10.13 Development and License Agreement, dated as of September 11, 1992, between NeoRx Corporation and Boehringer Ingelheim International GmbH*****

      10.14 Technology License Agreement, dated as of September 11, 1992, between NeoRx Corporation and Boehringer Ingelheim International GmbH*****

      10.15 License Agreement, dated as of September 18, 1992, between NeoRx Corporation and Sterling Winthrop Inc.*****

      10.16 Collaboration and License Option Agreement, dated August 10, 1992, between NeoRx Corporation and Organon International B.V.*****

      10.17 Contract for Support of Research Project, effective as of July 1, 1992, between NeoRx Corporation and the Curators of the University of Missouri*****

      10.18 Amendment No. 1 to Contract for Support of Research Project, effective as of July 1, 1993, between NeoRx Corporation and the Curators of the University of Missouri******

      10.19 Agreement dated as of March 14, 1987*****

      10.20 License Option Agreement dated June 1, 1991, between NeoRx Corporation and the UAB Research Foundation******

      10.21 Research Agreement (With Option to License), dated February 8, 1993, between NeoRx Corporation and Southern Research Institute******

      10.22 Consulting Agreement, effective March 15, 1993, between NeoRx Corporation and Oxford MolecuHlar Inc.******

      10.23 Agreement, dated as of August 1, 1993, by and between NeoRx Corporation and Avalon Medical Partners******

      10.24 Registration Rights Agreement, dated September 1993, by and between NeoRx Corporation and Avalon Medical Partners******

      23.1  Consent of Arthur Andersen LLP (included on page II-7)

      23.2  Consent of Perkins Coie (included in the opinion filed as Exhibit
            5.1)

      24.1  Power of Attorney (see signature page)

----------------

* Filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-20694) effective August 11, 1988 and incorporated herein by reference.

** Filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-28545) effective May 31, 1989 and incorporated herein by reference.

*** Filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-33153) effective March 27, 1990 and incorporated herein by reference.

**** Filed as an exhibit to the Company's Form 10-K for the fiscal year ended September 30, 1991 and incorporated herein by reference.

***** Filed as an exhibit to the Company's Form 10-K for the fiscal year ended
      September 30, 1992 and incorporated herein by reference.

****** Filed as an exhibit to the Company's Registration Statement on Form S-2
       (Registration No. 33-71164) effective December 13, 1993 and incorporated herein by reference.

+ Filed as an exhibit to the Company's Form 10-K for the fiscal year ended December 31, 1994 and incorporated herein by reference.

ITEM 17.   UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 29, 1995.

                               NEORX CORPORATION

                               By  /s/ Paul G. Abrams
                                 --------------------------------------------
                                 Paul G. Abrams
                                 President, Chief Executive Officer and Director

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Robert M. Littauer and Jeffrey J. Miller, or either of them, his attorneys-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on the 29th day of September, 1995 in the capacities indicated.

       SIGNATURE                TITLE
       ---------                -----

  /s/ Paul G. Abrams            President, Chief Executive Officer and Director
-------------------------
    Paul G. Abrams

/s/ Robert M. Littauer          Senior Vice President, Chief Financial Officer
-------------------------       and Treasurer
  Robert M. Littauer

  /s/ Fred B. Craves            Chairman of the Board
-------------------------
    Fred B. Craves

 /s/ James G. Andress           Director
-------------------------
   James G. Andress

  /s/ Jack L. Bowman            Director
-------------------------
    Jack L. Bowman

/s/ Lawrence H.N. Kinet         Director
-------------------------
  Lawrence H.N. Kinet

 /s/ Carl-Heinz Pommer          Director
-------------------------
   Carl-Heinz Pommer

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 22, 1995 incorporated by reference in NeoRx Corporation's Form 10-K for the year ended December 31, 1994 and to all references to our Firm included in this registration statement.

                                                             Arthur Andersen LLP

Seattle, Washington
October 2, 1995

                                EXHIBIT INDEX

Ex. 5.1 Opinion of Perkins Coie as to the legality of the securities being registered